Exhibit 99.1
News Media contact: Nicole Ducouer (336) 986-7090
Analysts and Investors contact: T.C. Robillard (336) 519-2115

HanesBrands Announces Second-Quarter 2023 Results

•    Reports second-quarter net sales, operating profit and EPS from continuing operations within its guidance range
•    Reduced total debt by nearly $100 million in the quarter
•    Further reduced inventory by 12%, or $255 million, as compared to prior year
•    Generated cash flow from operations of $88 million in the quarter and $132 million year-to-date
•    Company continues to expect to exit the year with meaningfully higher gross and operating margins and lower inventory. Company also continues to expect to pay down more than $400 million of debt in 2023. Provides third-quarter 2023 guidance, updates full-year outlook.

WINSTON-SALEM, N.C. (August 10, 2023) – HanesBrands Inc. (NYSE: HBI), a global leader in iconic apparel brands, today announced results for the second-quarter 2023.

“We reported second-quarter results in line with our outlook. We also delivered sequential gross margin improvement, further reduced inventory, generated positive operating cash flow, and began paying down debt earlier than expected,” said Steve Bratspies, CEO. “We’re confident in our ability to exit the year with gross margin in the high 30% range, generate $500 million of operating cash flow, and pay down more than $400 million of debt, despite the difficult apparel market, particularly in Australia and the U.S. activewear category, which caused us to adjust our second-half outlook.”

“Looking at our Full Potential strategy, we’re progressing on or ahead of plan in several areas, while other areas are not delivering results in the timeline we anticipated,” continued Bratspies. “We’re taking a number of actions, including additional cost saving initiatives, to improve performance as well as actively looking across the business at additional options to enhance shareholder value.”

Highlights

•Began paying down debt earlier than anticipated. Due to positive first-half cash generation, the Company was able to begin its commitment to use free cash flow to pay down debt earlier than anticipated. For the quarter, the Company reduced total debt by nearly $100 million.

•Generated positive operating cash flow and further reduced inventory. Through its working capital initiatives, which began in the second-half of last year, the Company continued to reduce inventory, both sequentially and year-over-year, and generated positive cash flow. Inventory declined 7% sequentially and 12% year-over-year, which helped generate $88 million of operating cash flow in the quarter and $132 million in the first six months of 2023.

•Full Potential strategy gaining traction in U.S. Innerwear as product innovation reaches consumers. Revenue from new product innovation increased approximately 30% over prior year as the Company launched its Hanes Originals product line supported by a national media campaign. Its Originals product is attracting new and younger consumers to the Hanes franchise. The Company is also launching its next innovation, M by Maidenform, which is a collection of extremely soft-on-the-skin intimate apparel products focused on younger consumers. M by Maidenform is expected to be available in Fall 2023 in the mass and department store channels as well as the Company’s stores and website. Looking forward, the Company’s robust innovation pipeline provides it visibility to new product offerings through 2025.

Second-Quarter 2023 Results

•Net sales from continuing operations were $1.44 billion, including an $18 million unfavorable impact from foreign exchange rates, which decreased 5% compared to last year. On a constant currency basis, net sales decreased 4% with growth in U.S. Innerwear and Champion in Asia more than offset by the decline in U.S. Activewear and the continued macro-driven slowdown in consumer spending impacting Australia.

•Global Champion brand sales decreased 16% on a reported basis as compared to prior year, with a 25% decline in the U.S. and a 1% decline internationally. In constant currency, Global Champion brand sales decreased 15%, with international consistent with prior year. The constant currency sales decline was driven primarily by challenging activewear market dynamics and the near-term impact from the Company’s strategic brand-related actions in the U.S. By region internationally, constant currency sales increased in Asia, were consistent with prior year in Europe, and declined in Australia and the Americas.

•Gross Profit of $483 million declined 16% and gross margin declined 430 basis points to 33.5% as compared to prior year. Adjusted Gross Profit, which excludes certain costs related to the Company’s Full Potential transformation plan, was also $483 million, while Adjusted Gross Margin of 33.6% increased approximately 90 basis points from first-quarter 2023 and declined approximately 425 basis points compared to second-quarter 2022. As expected, headwinds from commodity and ocean freight inflation represented approximately 245 basis points of year-over-year margin headwind in the quarter as the Company continues to sell through its higher-cost inventory. Additional headwinds in the quarter were business mix, including lower DTC mix, as well as higher labor rates. Partially offsetting the margin headwinds in the quarter were benefits from lower air freight expense as compared to last year and cost savings initiatives.

•Selling, General and Administrative (SG&A) expenses declined 3% to $413 million as compared to last year. Adjusted SG&A expenses, which exclude certain costs related to the Company’s Full Potential transformation plan, declined 6%, or more than $23 million, year-over-year to $396 million. The year-over-year decline in adjusted SG&A was driven by benefits from cost savings initiatives, particularly in distribution, disciplined expense management, as well as lower variable expenses, including selling and marketing. As a percent of net sales, adjusted SG&A expense of 27.5% decreased 20 basis points over prior year as cost controls and expense efficiencies more than offset the fixed cost deleverage from lower sales.

•Operating Profit and Operating Margin in the second-quarter of 2023 were $69 million and 4.8%, respectively, which compared to $147 million and 9.7%, respectively, in the prior year. Adjusted Operating Profit of $87 million declined from $154 million in second-quarter 2022. Adjusted Operating Margin of 6.1% declined approximately 405 basis points from prior year.

•Interest and Other Expenses for the second-quarter of 2023 were $82 million as compared to $36 million in the prior year. This increase was driven by higher interest rates on higher debt balances.

•Tax Expense for second-quarter 2023 was $10 million. For the second-quarter 2022, the tax expense and adjusted tax expense were $19 million and $20 million, respectively. Effective Tax Rate for the second-quarter 2023 was (80.2)%. For the second-quarter 2022, the effective tax rate and the adjusted effective tax rate was 17.0%. The Company's effective tax rate for the second-quarter 2023 is not reflective of the U.S. statutory rate due to valuation allowances against certain net deferred tax assets.

•Loss from continuing operations totaled $(22) million, or $(0.06) per diluted share in second-quarter 2023. This compares to income from continuing operations of $93 million, or $0.26 per diluted share, last year. Adjusted loss from continuing operations totaled $(4) million, or $(0.01) per diluted share. This compares to adjusted income from continuing operations of $98 million, or $0.28 per diluted share, in second-quarter 2022.

See the Note on Adjusted Measures and Reconciliation to GAAP Measures later in this news release for additional discussion and details of actions, which include Full Potential transformation plan charges.

Second-Quarter 2023 Business Segment Summary

•Innerwear sales increased 3% compared to prior year and were ahead of the Company’s outlook as the Company is realizing the benefits of its Full Potential strategy. The year-over-year sales performance was driven by growth in its Basics business behind the launch of its Hanes Originals product, increased space for back-to-school, improved on-shelf availability through the use of data analytics and its consumer-centric pricing philosophy.

Operating margin of 17.6% increased approximately 440 basis points sequentially. In comparison to second-quarter last year, the segment operating margin decreased approximately 310 basis points. The year-over-year decline was driven primarily by input cost inflation as the Company continues to sell through its higher-cost inventory, which more than offset the benefits from higher sales volume, ongoing cost savings initiatives and disciplined expense management.

•Activewear sales declined 19% compared to prior year as ongoing headwinds within the activewear category, including soft consumer demand and excess channel inventory, combined with the Company’s strategic brand-related actions continued to impact Champion sales in the U.S. Continued growth in the collegiate channel was more than offset by declines in other channels.

Operating margin for the segment of (1.2)% decreased approximately 810 basis points compared to prior year. The decline was driven by the impact from lower sales volume, unfavorable mix, input cost inflation and higher reserves as compared to last year due to higher inventory levels at retail. These headwinds more than offset the benefit from cost savings initiatives as well as lower variable expenses.

•International sales decreased 4% on a reported basis, including $18 million from unfavorable foreign exchange rates. International sales were consistent with prior year on a constant currency basis compared to prior year. Innerwear growth in the Americas and Champion growth in Asia essentially offset the decline in Australia, which was driven by a very challenging macroeconomic environment.

Operating margin for the segment of 8.0% decreased 520 basis points compared to prior year driven primarily by the impact from unfavorable business mix and input cost inflation.

Cash Flow, Balance Sheet and Liquidity

•Total liquidity position at the end of second-quarter 2023 was approximately $965 million, consisting of $192 million of cash and equivalents and approximately $773 million of available capacity under the Company’s credit facilities.

•Based on the calculation as defined in the Company’s senior secured credit facility, the Leverage Ratio at the end of the second-quarter 2023 was 5.6 times on a net debt-to-adjusted EBITDA basis, which was below its second-quarter 2023 covenant of 7.25 times and compared to 3.5 times at the end of second-quarter 2022 (See Table 6-B).

•Inventory at the end of second-quarter 2023 of $1.84 billion declined 7% sequentially and declined 12%, or $255 million, year-over-year. The year-over-year decline was driven by the continued sell-through of higher-cost inventory and the benefits from the Company’s SKU reduction initiatives.

•Cash flow from operations was approximately $88 million in second-quarter 2023 as compared to a use of cash of approximately $(210) million last year. The nearly $300 million year-over-year increase in operating cash flow was driven by improved working capital. Free cash flow was $78 million in second-quarter 2023, a nearly $310 million increase from last year’s $(229) million use of cash.

Third-Quarter and Full-Year 2023 Financial Outlook

With respect to its 2023 guidance, the Company’s outlook reflects, but is not limited to, the following assumptions: a muted consumer demand environment given the continued macroeconomic uncertainty, including increased pressure in Australia and the U.S. activewear apparel market; and year-over-year improvement in second-half margins, particularly the fourth quarter, as lower-cost inventory currently being produced is sold and it anniversaries last year’s manufacturing time-out costs related to its inventory reduction initiative in 2022.

The Company is providing guidance on tax expense due to the expected fluctuation of its quarterly tax rate, stemming from the deferred tax reserve matter previously disclosed in the fourth quarter of 2022. Importantly, the reserve does not impact cash taxes. Some portion of the reserve may reverse in future periods.

For fiscal-year 2023, which ends on December 30, 2023, the Company currently expects:

•    Net sales from continuing operations of approximately $5.80 billion to $5.90 billion, which includes a projected headwind of approximately $37 million from changes in foreign currency exchange rates. At the midpoint, this represents an approximate 6% decline as compared to prior year on both a constant currency and reported basis.

•    GAAP operating profit from continuing operations to range from approximately $376 million to $426 million.

•    Adjusted operating profit from continuing operations to range from approximately $425 million to $475 million, which includes a projected headwind of approximately $5 million from changes in foreign currency exchange rates.

•    Charges for actions totaling approximately $56 million including Full Potential transformation plan-related charges of approximately $49 million included in operating profit and refinancing-related charges of approximately $7 million included in interest and other expenses.

•    GAAP and Adjusted Interest and other expenses of approximately $312 million and $305 million, respectively.

•    Tax expense of approximately $65 million.

•    GAAP earnings per share from continuing operations to range from approximately $0.00 to $0.14.

•    Adjusted earnings per share from continuing operations to range from approximately $0.16 to $0.30.

•    Cash flow from operations of approximately $500 million.

•Capital investments of approximately $100 million, consisting of approximately $50 million of capital expenditures and approximately $50 million of cloud computing arrangements. Per GAAP, capital expenditures are reflected in cash from investing activities and certain cloud computing arrangements are reflected in Other Assets within cash flow from operating activities. The approximate $50 million of cloud computing arrangements is factored into the full-year cash flow from operations guidance of approximately $500 million.

•    Free cash flow of approximately $450 million.

•    Fully diluted shares outstanding of approximately 351 million.

For third-quarter 2023, which ends on September 30, 2023, the Company currently expects:

•    Net sales from continuing operations of approximately $1.52 billion to $1.57 billion, which includes a projected tailwind of approximately $3 million from changes in foreign currency exchange rates. At the midpoint, this represents a decline of less than 8% as compared to prior year on both a constant currency and reported basis.

•    GAAP operating profit from continuing operations to range from approximately $120 million to $140 million.

•    Adjusted operating profit from continuing operations to range from approximately $130 million to $150 million with essentially no impact from changes in foreign currency exchange rates.

•    Charges for actions related to the Full Potential transformation plan and other items of approximately $10 million.

•    GAAP and Adjusted Interest and other expenses of approximately $80 million.

•Tax expense of approximately $25 million.

•GAAP earnings per share from continuing operations to range from approximately $0.04 to $0.10.

•Adjusted earnings per share from continuing operations to range from approximately $0.07 to $0.13.

•Fully diluted shares outstanding of approximately 351 million.

HanesBrands has updated its quarterly frequently-asked-questions document, which is available at www.Hanes.com/FAQ.

Note on Adjusted Measures and Reconciliation to GAAP Measures

To supplement financial results prepared in accordance with generally accepted accounting principles, the Company provides quarterly and full-year results concerning certain non‐GAAP financial measures, including adjusted EPS from continuing operations, adjusted income (loss) from continuing operations, adjusted income tax expense, adjusted income (loss) from continuing operations before income tax expense, adjusted operating profit (and margin), adjusted SG&A, adjusted gross profit (and margin), EBITDA, adjusted EBITDA, adjusted effective tax rate, adjusted interest and other expense, net debt, leverage ratio and free cash flow.

Adjusted EPS from continuing operations is defined as diluted EPS from continuing operations excluding actions and the tax effect on actions. Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations excluding actions and the tax effect on actions. Adjusted income tax expense is defined as income tax expense excluding actions. Adjusted income (loss) from continuing operations before income tax is defined as income (loss) from continuing operations before income tax excluding actions. Adjusted operating profit is defined as operating profit excluding actions. Adjusted SG&A is defined as selling, general and administrative expenses excluding actions. Adjusted gross profit is defined as gross profit excluding actions. Adjusted interest and other expenses is defined as interest and other expenses excluding actions and adjusted effective tax rate is defined as adjusted income tax expense divided by adjusted income (loss) from continuing operations before income tax.

Charges for actions taken in 2023 and 2022, as applicable, include supply chain segmentation, headcount actions and related severance charges, technology charges, gain/loss on classification of assets held for sale, professional services, loss on extinguishment of debt, gain on final settlement of cross currency swap contracts and the tax effects thereof.

While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

HanesBrands has chosen to present these non‐GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential transformation plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. HanesBrands believes these non-GAAP measures provide management and investors with valuable supplemental information for analyzing the operating performance of the Company’s ongoing business during each period presented without giving effect to costs associated with the execution of any of the aforementioned actions taken.

The Company has also chosen to present EBITDA and adjusted EBITDA to investors because it considers these measures to be an important supplemental means of evaluating operating performance. EBITDA is defined as net income (loss) before the impacts of discontinued operations, interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding (x) restructuring charges related to the Full Potential transformation plan and other action-related charges described in more detail in Table 6-A and (y) certain other losses, charges and expenses as defined in the Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended (the “Credit Agreement”) described in more detail in Table 6-B. HanesBrands believes that EBITDA and adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, and management uses EBITDA and adjusted EBITDA for planning purposes in connection with setting its capital allocation strategy. EBITDA and adjusted EBITDA should not, however, be considered as measures of discretionary cash available to invest in the growth of the business.

Net debt is defined as the total of current debt, long-term debt, and borrowings under the accounts receivable securitization facility (excluding long-term debt issuance costs and debt discount) less (x) other debt and cash adjustments and (y) cash and cash equivalents. Leverage ratio is the ratio of net debt to adjusted EBITDA as it is defined in our Credit Agreement.

The Company defines free cash flow as net cash from operating activities less capital expenditures. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance.

HanesBrands is a global company that reports financial information in U.S. dollars in accordance with GAAP. As a supplement to the Company’s reported operating results, HanesBrands also presents constant-currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. The Company uses constant-currency information to provide a framework to assess how the business performed excluding the effects of changes in the rates used to calculate foreign currency translation.

To calculate foreign currency translation on a constant currency basis, operating results for the current-year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

HanesBrands believes constant-currency information is useful to management and investors to facilitate comparison of operating results and better identify trends in the Company’s businesses.

Non‐GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as an alternative to, or substitute for, financial results prepared in accordance with GAAP. Further, the non-GAAP measures presented may be different from non-GAAP measures with similar or identical names presented by other companies.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are presented in the supplemental financial information included with this news release.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains certain forward-looking statements, as defined under U.S. federal securities laws, with respect to our plans, expectations, long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, guidance and predictions regarding expected operating results, including related to our ability to successfully execute our Full Potential transformation plan and other strategic actions to achieve the desired results; statements made in the Third-Quarter and Full-Year 2023 Financial Outlook section of this release; and statements regarding our future capital allocation strategy, are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs, plans and expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements inherently involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: our ability to successfully execute our Full Potential transformation plan or any modifications thereto to achieve the desired results; the rapidly changing retail environment and the level of consumer demand; our reliance on a relatively small number of customers for a significant portion of our sales; our ability to deleverage on the anticipated time frame or at all, which could negatively impact our ability to satisfy the financial covenants in our Credit Agreement or other contractual arrangements;

any inadequacy, interruption, integration failure or security failure with respect to our information technology (including the ransomware attack announced May 31, 2022); the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; the availability of global supply chain resources; future intangible assets or goodwill impairment due to changes in our business, market conditions, or other factors; our ability to attract and retain a senior management team with the core competencies needed to support growth in global markets and ongoing labor shortages generally; significant fluctuations in foreign exchange rates; legal, regulatory, political and economic risks related to our international operations; our ability to effectively manage our complex multinational tax structure; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands
HanesBrands (NYSE: HBI) makes everyday apparel that is known and loved by consumers around the world for comfort, quality and value. Among the Company’s iconic brands are Hanes, the leading basic apparel brand in the United States; Champion, an innovator at the intersection of lifestyle and athletic apparel; and Bonds, which is setting new standards for design and sustainability. HBI employs 51,000 associates in 32 countries and has built a strong reputation for workplace quality and ethical business practices. The Company, a longtime leader in sustainability, launched aggressive 2030 goals to improve the lives of people, protect the planet and produce sustainable products. HBI is building on its unmatched strengths to unlock its #FullPotential and deliver long-term growth that benefits all of its stakeholders.

TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Quarters Ended			Six Months Ended
	July 1, 2023	July 2, 2022	% Change	July 1, 2023	July 2, 2022	% Change
Net sales	$1,438,980	$1,513,467	(4.9)%	$2,828,390	$3,089,623	(8.5)%
Cost of sales	956,243	941,366		1,895,960	1,933,344
Gross profit	482,737	572,101	(15.6)%	932,430	1,156,279	(19.4)%
As a % of net sales	33.5%	37.8%		33.0%	37.4%
Selling, general and administrative expenses	413,333	424,847	(2.7)%	805,707	838,513	(3.9)%
As a % of net sales	28.7%	28.1%		28.5%	27.1%
Operating profit	69,404	147,254	(52.9)%	126,723	317,766	(60.1)%
As a % of net sales	4.8%	9.7%		4.5%	10.3%
Other expenses	7,263	1,889		22,034	2,876
Interest expense, net	74,605	33,724		133,057	65,687
Income (loss) from continuing operations before income tax expense	(12,464)	111,641		(28,368)	249,203
Income tax expense	10,000	18,980		28,500	42,365
Income (loss) from continuing operations	(22,464)	92,661	(124.2)%	(56,868)	206,838	(127.5)%
Income (loss) from discontinued operations, net of tax	—	(560)		—	3,965
Net income (loss)	$(22,464)	$92,101		$(56,868)	$210,803

Earnings (loss) per share - basic:
Continuing operations	$(0.06)	$0.26		$(0.16)	$0.59
Discontinued operations	—	0.00		0.00	0.01
Net income (loss)	$(0.06)	$0.26		$(0.16)	$0.60

Earnings (loss) per share - diluted:
Continuing operations	$(0.06)	$0.26		$(0.16)	$0.59
Discontinued operations	—	0.00		0.00	0.01
Net income (loss)	$(0.06)	$0.26		$(0.16)	$0.60

Weighted average shares outstanding:
Basic	350,501	349,772		350,468	350,012
Diluted	350,501	350,303		350,468	350,878

TABLE 2
HANESBRANDS INC.
Supplemental Financial Information
Impact of Foreign Currency
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of reported results on a constant currency basis for the quarter and six months ended July 1, 2023 and a comparison to prior year:

	Quarter Ended July 1, 2023
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Quarter Ended July 2, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$1,438,980	$(18,223)	$1,457,203	$1,513,467	(4.9)%	(3.7)%
Gross profit	482,737	(9,612)	492,349	572,101	(15.6)	(13.9)
Operating profit	69,404	(2,250)	71,654	147,254	(52.9)	(51.3)
Diluted earnings (loss) per share from continuing operations	$(0.06)	$0.00	$(0.06)	$0.26	(123.1)%	(123.1)%

As adjusted:[2]
Net sales	$1,438,980	$(18,223)	$1,457,203	$1,513,467	(4.9)%	(3.7)%
Gross profit	482,989	(9,612)	492,601	572,633	(15.7)	(14.0)
Operating profit	87,465	(2,250)	89,715	153,634	(43.1)	(41.6)
Diluted earnings (loss) per share from continuing operations	$(0.01)	$0.00	$(0.01)	$0.28	(103.6)%	(103.6)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Results for the quarters ended July 1, 2023 and July 2, 2022 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Tables 6-A.

	Six Months Ended July 1, 2023
	As Reported	Impact from Foreign Currency[1]	Constant Currency	Six Months Ended July 2, 2022	% Change, As Reported	% Change, Constant Currency
As reported under GAAP:
Net sales	$2,828,390	$(49,082)	$2,877,472	$3,089,623	(8.5)%	(6.9)%
Gross profit	932,430	(24,124)	956,554	1,156,279	(19.4)	(17.3)
Operating profit	126,723	(6,141)	132,864	317,766	(60.1)	(58.2)
Diluted earnings per share from continuing operations	$(0.16)	$(0.01)	$(0.15)	$0.59	(127.1)%	(125.4)%

As adjusted:[2]
Net sales	$2,828,390	$(49,082)	$2,877,472	$3,089,623	(8.5)%	(6.9)%
Gross profit	937,205	(24,124)	961,329	1,157,310	(19.0)	(16.9)
Operating profit	150,905	(6,141)	157,046	328,948	(54.1)	(52.3)
Diluted earnings per share from continuing operations	$(0.07)	$(0.01)	$(0.06)	$0.62	(111.3)%	(109.7)%

1	Effect of the change in foreign currency exchange rates year-over-year. Calculated by applying prior period exchange rates to the current year financial results.
2	Results for the six months ended July 1, 2023 and July 2, 2022 reflect adjustments for restructuring and other action-related charges. See "Reconciliation of Select GAAP Measures to Non-GAAP Measures" in Table 6-A.

TABLE 3
HANESBRANDS INC.
Supplemental Financial Information
By Business Segment
(in thousands)
(Unaudited)

	Quarters Ended			Six Months Ended
	July 1, 2023	July 2, 2022	% Change	July 1, 2023	July 2, 2022	% Change
Segment net sales:
Innerwear	$705,818	$685,778	2.9%	$1,258,885	$1,264,725	(0.5)%
Activewear	267,544	330,400	(19.0)	582,489	717,337	(18.8)
International	407,729	424,189	(3.9)	870,586	934,318	(6.8)
Other	57,889	73,100	(20.8)	116,430	173,243	(32.8)
Total net sales	$1,438,980	$1,513,467	(4.9)%	$2,828,390	$3,089,623	(8.5)%

Segment operating profit:
Innerwear	$123,968	$141,659	(12.5)%	$196,576	$243,805	(19.4)%
Activewear	(3,087)	22,857	(113.5)	6,887	71,841	(90.4)
International	32,581	55,953	(41.8)	83,930	145,391	(42.3)
Other	(3,956)	5,333	(174.2)	(8,830)	4,662	(289.4)
General corporate expenses/other	(62,041)	(72,168)	(14.0)	(127,658)	(136,751)	(6.6)
Total operating profit before restructuring and other action-related charges	87,465	153,634	(43.1)	150,905	328,948	(54.1)
Restructuring and other action-related charges	(18,061)	(6,380)	183.1	(24,182)	(11,182)	116.3
Total operating profit	$69,404	$147,254	(52.9)%	$126,723	$317,766	(60.1)%

	Quarters Ended			Six Months Ended
	July 1, 2023	July 2, 2022	Basis Points Change	July 1, 2023	July 2, 2022	Basis Points Change
Segment operating margin:
Innerwear	17.6%	20.7%	(309)	15.6%	19.3%	(366)
Activewear	(1.2)	6.9	(807)	1.2	10.0	(883)
International	8.0	13.2	(520)	9.6	15.6	(592)
Other	(6.8)	7.3	(1,413)	(7.6)	2.7	(1,027)
General corporate expenses/other	(4.3)	(4.8)	46	(4.5)	(4.4)	(9)
Total operating margin before restructuring and other action-related charges	6.1	10.2	(407)	5.3	10.6	(531)
Restructuring and other action-related charges	(1.3)	(0.4)	(83)	(0.9)	(0.4)	(49)
Total operating margin	4.8%	9.7%	(491)	4.5%	10.3%	(580)

TABLE 4
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 1, 2023	December 31, 2022
Assets
Cash and cash equivalents	$191,832	$238,413
Trade accounts receivable, net	686,040	721,396
Inventories	1,836,021	1,979,672
Other current assets	177,181	178,946
Current assets held for sale	623	13,327
Total current assets	2,891,697	3,131,754
Property, net	431,714	442,404
Right-of-use assets	440,479	414,894
Trademarks and other identifiable intangibles, net	1,235,056	1,255,693
Goodwill	1,105,378	1,108,907
Deferred tax assets	19,818	20,162
Other noncurrent assets	154,889	130,062
Total assets	$6,279,031	$6,503,876

Liabilities
Accounts payable	$958,540	$917,481
Accrued liabilities	459,384	498,028
Lease liabilities	101,541	114,794
Accounts Receivable Securitization Facility	149,000	209,500
Current portion of long-term debt	59,000	37,500
Current liabilities held for sale	623	13,327
Total current liabilities	1,728,088	1,790,630
Long-term debt	3,504,275	3,612,077
Lease liabilities - noncurrent	365,580	326,644
Pension and postretirement benefits	110,600	116,167
Other noncurrent liabilities	222,528	260,094
Total liabilities	5,931,071	6,105,612

Stockholders’ equity
Preferred stock	—	—
Common stock	3,498	3,490
Additional paid-in capital	343,042	334,676
Retained earnings	515,595	572,106
Accumulated other comprehensive loss	(514,175)	(512,008)
Total stockholders’ equity	347,960	398,264
Total liabilities and stockholders’ equity	$6,279,031	$6,503,876

TABLE 5
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows1
(in thousands)
(Unaudited)

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Operating Activities:
Net income (loss)	$(22,464)	$92,101	$(56,868)	$210,803
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	18,343	17,624	35,703	36,555
Amortization of acquisition intangibles	4,159	4,640	8,345	9,487
Other amortization	3,593	2,688	6,398	5,196
Loss on extinguishment of debt	—	—	8,466	—
(Gain) loss on sale of business and classification of assets held for sale	7,338	(3,780)	5,199	(10,495)
Amortization of debt issuance costs and debt discount	2,266	1,869	4,239	3,756
Other	6,635	(499)	11,837	6,441
Changes in assets and liabilities:
Accounts receivable	(4,972)	(32,994)	46,671	(39,084)
Inventories	125,095	(292,448)	132,956	(540,015)
Other assets	(25,856)	(49,044)	(36,617)	(49,533)
Accounts payable	(4,142)	52,073	39,029	51,763
Accrued pension and postretirement benefits	1,461	(519)	2,940	(495)
Accrued liabilities and other	(23,760)	(1,596)	(76,065)	(125,453)
Net cash from operating activities	87,696	(209,885)	132,233	(441,074)
Investing Activities:
Capital expenditures	(9,326)	(18,609)	(33,570)	(37,946)
Purchase of trademarks	—	(103,000)	—	(103,000)
Proceeds from sales of assets	103	203	106	222
Other	—	4,632	18,941	(5,640)
Net cash from investing activities	(9,223)	(116,774)	(14,523)	(146,364)
Financing Activities:
Borrowings on Term Loan Facilities	—	—	891,000	—
Repayments on Term Loan Facilities	(8,500)	(6,250)	(14,750)	(12,500)
Borrowings on Accounts Receivable Securitization Facility	463,000	447,789	1,051,000	737,789
Repayments on Accounts Receivable Securitization Facility	(480,000)	(478,589)	(1,111,500)	(633,089)
Borrowings on Revolving Loan Facilities	556,000	598,500	977,500	727,500
Repayments on Revolving Loan Facilities	(627,500)	(260,500)	(1,088,500)	(369,500)
Borrowings on Senior Notes	—	—	600,000	—
Repayments on Senior Notes	—	—	(1,436,884)	—
Borrowings on notes payable	—	—	—	21,454
Repayments on notes payable	—	—	—	(21,713)
Share repurchases	—	—	—	(25,018)
Cash dividends paid	—	(52,324)	—	(104,621)
Payments to amend and refinance credit facilities	(864)	(223)	(28,235)	(451)
Other	(1,117)	336	(2,792)	(3,545)
Net cash from financing activities	(98,981)	248,739	(163,161)	316,306
Effect of changes in foreign exchange rates on cash	(869)	(43,368)	(1,130)	(41,575)
Change in cash and cash equivalents	(21,377)	(121,288)	(46,581)	(312,707)
Cash and cash equivalents at beginning of period	213,209	369,210	238,413	560,629
Cash and cash equivalents at end of period	$191,832	$247,922	$191,832	$247,922

1	The cash flows related to discontinued operations have not been segregated and remain included in the major classes of assets and liabilities in the periods prior to the sale of the European Innerwear business on March 5, 2022. Accordingly, the Condensed Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.

TABLE 6-A
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

The following tables present a reconciliation of results as reported under GAAP to the results as adjusted for the quarter and six months ended July 1, 2023 and a comparison to prior year. The Company has chosen to present the following non-GAAP measures to investors to enable additional analyses of past, present and future operating performance and as a supplemental means of evaluating operations absent the effect of the Full Potential transformation plan and other actions that are deemed to be material stand-alone initiatives apart from the Company’s core operations. While these costs are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in future periods depending upon future business plans and circumstances.

Restructuring and other action-related charges in 2023 and 2022 include the following:

Supply chain segmentation	Represents charges related to the supply chain segmentation to restructure and position the Company’s manufacturing network to align with its Full Potential transformation plan demand trends.
Headcount actions and related severance
Represents charges related to operating model initiatives primarily headcount actions and related severance charges and adjustments as a result of the implementation of the Company’s Full Potential transformation plan.

Technology	Represents technology charges related to the implementation of the Company’s technology modernization initiative which includes a global enterprise resource planning platform under its Full Potential transformation plan.
Gain/loss on classification of assets held for sale	Represents the gain/loss to adjust the valuation allowance related to the U.S. Sheer Hosiery business, which is held-for-sale, resulting primarily from the change in carrying value due to changes in working capital.
Professional services	Represents professional fees, primarily including consulting and advisory services, related to the implementation of the Company’s Full Potential transformation plan.
Loss on extinguishment of debt	Represents charges related to the redemption of the Company’s 4.625% Senior Notes and 3.5% Senior Notes in the first quarter of 2023.
Gain on final settlement of cross currency swap contracts	Primarily represents the remaining gain related to cross-currency swap contracts previously designated as cash flow hedges in AOCI which was released into earnings as the Company unwound the cross-currency swap contracts in connection with the redemption of the 3.5% Senior Notes at the time of settlement.
Tax effect on restructuring and other action-related charges	Represents the applicable effective tax rate on the restructuring and other action-related charges based on the jurisdiction of where the charges were incurred.

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Gross profit, as reported under GAAP	$482,737	$572,101	$932,430	$1,156,279
As a % of net sales	33.5%	37.8%	33.0%	37.4%
Restructuring and other action-related charges:
Full Potential transformation plan:
Supply chain segmentation	252	269	4,775	1,289
Headcount actions and related severance	—	265	—	—
Other	—	(2)	—	(258)
Gross profit, as adjusted	$482,989	$572,633	$937,205	$1,157,310
As a % of net sales	33.6%	37.8%	33.1%	37.5%

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Selling, general and administrative expenses, as reported under GAAP	$413,333	$424,847	$805,707	$838,513
As a % of net sales	28.7%	28.1%	28.5%	27.1%
Restructuring and other action-related charges:
Full Potential transformation plan:
Technology	(3,062)	(1,971)	(7,283)	(6,430)
Gain (loss) on classification of assets held for sale	(7,338)	4,340	(5,199)	10,868
Professional services	(3,608)	(7,086)	(3,648)	(14,994)
Headcount actions and related severance	(3,716)	(560)	(2,845)	1,094
Other	(85)	(571)	(432)	(689)
Selling, general and administrative expenses, as adjusted	$395,524	$418,999	$786,300	$828,362
As a % of net sales	27.5%	27.7%	27.8%	26.8%

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Operating profit, as reported under GAAP	$69,404	$147,254	$126,723	$317,766
As a % of net sales	4.8%	9.7%	4.5%	10.3%
Restructuring and other action-related charges:
Full Potential transformation plan:
Technology	3,062	1,971	7,283	6,430
(Gain) loss on classification of assets held for sale	7,338	(4,340)	5,199	(10,868)
Supply chain segmentation	252	269	4,775	1,289
Professional services	3,608	7,086	3,648	14,994
Headcount actions and related severance	3,716	825	2,845	(1,094)
Other	85	569	432	431
Operating profit, as adjusted	$87,465	$153,634	$150,905	$328,948
As a % of net sales	6.1%	10.2%	5.3%	10.6%

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Interest expense, net and other expenses, as reported under GAAP	$81,868	$35,613	$155,091	$68,563
Restructuring and other action-related charges:
Loss on extinguishment of debt	—	—	(8,466)	—
Gain on final settlement of cross currency swaps	—	—	1,370	—
Interest expense, net and other expenses, as adjusted	$81,868	$35,613	$147,995	$68,563

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Income (loss) from continuing operations before income tax expense, as reported under GAAP	$(12,464)	$111,641	$(28,368)	$249,203
Restructuring and other action-related charges:
Full Potential transformation plan:
Technology	3,062	1,971	7,283	6,430
(Gain) loss on classification of assets held for sale	7,338	(4,340)	5,199	(10,868)
Supply chain segmentation	252	269	4,775	1,289
Professional services	3,608	7,086	3,648	14,994
Headcount actions and related severance	3,716	825	2,845	(1,094)
Other	85	569	432	431
Loss on extinguishment of debt	—	—	8,466	—
Gain on final settlement of cross currency swaps	—	—	(1,370)	—
Income from continuing operations before income tax expense, as adjusted	$5,597	$118,021	$2,910	$260,385

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Income tax expense, as reported under GAAP	$10,000	$18,980	$28,500	$42,365
Restructuring and other action-related charges:
Tax effect on restructuring and other action-related charges	—	1,085	—	1,901
Income tax expense, as adjusted	$10,000	$20,065	$28,500	$44,266

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Income (loss) from continuing operations, as reported under GAAP	$(22,464)	$92,661	$(56,868)	$206,838
Restructuring and other action-related charges:
Full Potential transformation plan:
Technology	3,062	1,971	7,283	6,430
(Gain) loss on classification of assets held for sale	7,338	(4,340)	5,199	(10,868)
Supply chain segmentation	252	269	4,775	1,289
Professional services	3,608	7,086	3,648	14,994
Headcount actions and related severance	3,716	825	2,845	(1,094)
Other	85	569	432	431
Loss on extinguishment of debt	—	—	8,466	—
Gain on final settlement of cross currency swaps	—	—	(1,370)	—
Tax effect on restructuring and other action-related charges	—	(1,085)	—	(1,901)
Income (loss) from continuing operations, as adjusted	$(4,403)	$97,956	$(25,590)	$216,119

	Quarters Ended[1]		Six Months Ended[1]
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Diluted earnings (loss) per share from continuing operations, as reported under GAAP	$(0.06)	$0.26	$(0.16)	$0.59
Restructuring and other action-related charges:
Full Potential transformation plan:
Technology	0.01	0.01	0.02	0.02
(Gain) loss on classification of assets held for sale	0.02	(0.01)	0.01	(0.03)
Supply chain segmentation	0.00	0.00	0.01	0.00
Professional services	0.01	0.02	0.01	0.04
Headcount actions and related severance	0.01	0.00	0.01	0.00
Other	0.00	0.00	0.00	0.00
Loss on extinguishment of debt	—	—	0.02	—
Gain on final settlement of cross currency swaps	—	—	0.00	—
Tax effect on restructuring and other action-related charges	—	0.00	—	(0.01)
Diluted earnings (loss) per share from continuing operations, as adjusted	$(0.01)	$0.28	$(0.07)	$0.62

1	Amounts may not be additive due to rounding.

Including the unfavorable foreign currency impact of $1 million, global Champion sales excluding C9 Champion decreased approximately 16% in the second quarter of 2023 compared to the second quarter of 2022. On a constant currency basis, global Champion sales excluding C9 Champion decreased approximately 15% in the second quarter of 2023 compared to the second quarter of 2022.

TABLE 6-B
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(in thousands, except per share data)
(Unaudited)

	Last Twelve Months
	July 1, 2023	July 2, 2022
Leverage Ratio:

EBITDA[1]:
Income (loss) from continuing operations	$(394,875)	$451,539
Interest expense, net	224,443	141,854
Income tax expense	470,042	62,539
Depreciation and amortization	105,475	105,079
Total EBITDA	405,085	761,011
Total restructuring and other action-related charges (excluding tax effect on actions)[2]	79,954	150,534
Other losses, charges and expenses[3]	149,874	101,691
Total EBITDA, as adjusted	$634,913	$1,013,236

Net debt:
Debt (current and long-term debt and Accounts Receivable Securitization Facility excluding long term debt issuance costs and debt discount of $38,475 and $14,674, respectively)	$3,750,750	$3,771,576
Other debt and cash adjustments[4]	3,587	3,908
(Less) Cash and cash equivalents	(191,832)	(247,922)
Net debt	$3,562,505	$3,527,562

Debt/Income (loss) from continuing operations[5]	(9.5)	8.4

Net debt/EBITDA, as adjusted[6]	5.6	3.5

1	Earnings from continuing operations before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure.
2	The last twelve months ended July 1, 2023 includes $21 million of supply chain segmentation charges, $13 million of technology charges, $13 million of professional services, $13 million of a loss on classification of assets held for sale, $12 million of headcount actions and related severance charges, $1 million related to other restructuring and other action-related charges, $8 million of a loss on extinguishment of debt and $1 million of a gain on the final settlement of cross currency swap contracts. The last twelve months ended July 2, 2022 includes $4 million of supply chain segmentation charges, $9 million of technology charges, $34 million of professional services, $27 million of a loss on classification of assets held for sale, $21 million of headcount actions and related severance charges, $10 million related to other restructuring and other action-related charges and $46 million loss on extinguishment of debt. The items included in restructuring and other action-related charges are described in more detail in Table 6-A.
3	Represents other losses, charges and expenses that can be excluded from the Company’s leverage ratio as defined under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended. The last twelve months ended July 1, 2023, primarily includes $53 million of excess and obsolete inventory write-offs, $23 million in other compensation related items primarily stock compensation expense, $20 million in charges related to the ransomware attack, $19 million of pension non-cash expense, $13 million in charges related to sales incentive amortization, $10 million in charges related to unrealized losses due to hedging, $7 million of bad debt expense and $5 million of non-cash cloud computing expense. The last twelve months ended July 2, 2022, primarily includes $39 million of excess and obsolete inventory write-offs, $25 million in other compensation related items primarily stock compensation expense, $22 million of pension non-cash expense, $15 million in charges related to the ransomware attack and $1 million of bad debt expense.
4	Includes drawn letters of credit and cash balances in certain geographies.
5	Represents Debt divided by Income (loss) from continuing operations which is the most comparable GAAP financial measure to Net debt/EBITDA, as adjusted.
6
Represents the Company’s leverage ratio defined as Consolidated Net Total Leverage Ratio under its Fifth Amended and Restated Credit Agreement, dated November 19, 2021, as amended, which excludes other losses, charges and expenses in addition to restructuring and other action-related charges.

	Quarters Ended		Six Months Ended
	July 1, 2023	July 2, 2022	July 1, 2023	July 2, 2022
Free cash flow[1]:
Net cash from operating activities	$87,696	$(209,885)	$132,233	$(441,074)
Capital expenditures	(9,326)	(18,609)	(33,570)	(37,946)
Free cash flow	$78,370	$(228,494)	$98,663	$(479,020)

1	Free cash flow includes the results from continuing and discontinued operations in the periods prior to the sale of the European Innerwear business on March 5, 2022.

TABLE 7
HANESBRANDS INC.
Supplemental Financial Information
Reconciliation of GAAP Outlook to Adjusted Outlook
(in thousands, except per share data)
(Unaudited)

	Quarter Ended	Year Ended
	September 30, 2023	December 30, 2023
Operating profit outlook, as calculated under GAAP	$120,000 to $140,000	$376,000 to $426,000
Restructuring and other action-related charges	$10,000	$49,000
Operating profit outlook, as adjusted	$130,000 to $150,000	$425,000 to $475,000

Interest expense, net and other expenses outlook, as calculated under GAAP	$80,000	$312,000
Restructuring and other action-related charges	$—	$7,000
Interest expense, net and other expenses outlook, as adjusted	$80,000	$305,000

Diluted earnings per share from continuing operations, as calculated under GAAP[1]	$0.04 to $0.10	$0.00 to $0.14
Restructuring and other action-related charges	$0.03	$0.16
Diluted earnings per share from continuing operations, as adjusted	$0.07 to $0.13	$0.16 to $0.30

Cash flow from operations outlook, as calculated under GAAP		$500,000
Capital expenditures outlook		$50,000
Free cash flow outlook		$450,000

1	The company expects approximately 351 million diluted weighted average shares outstanding for the quarter ended September 30, 2023 and for the year ended December 30, 2023.

The Company is unable to reconcile projections of financial performance beyond 2023 without unreasonable efforts, because the Company cannot predict, with a reasonable degree of certainty, the type and extent of certain items that would be expected to impact these figures in 2023 and beyond, such as net sales, operating profit, tax rates and action related charges.